Exhibit 10.1

Boundless Bio, Inc.

Non-Employee Director Compensation Program

(As Amended and Restated Effective March 6, 2026)

Non-employee members of the board of directors (the “Board”) of Boundless Bio, Inc. (the “Company”) shall receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who is entitled to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company and subject to any limits on non-employee director compensation set forth in the Equity Plan (as defined below). This Program shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Program shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors, except for equity compensation previously granted to a Non-Employee Director.

Cash Compensation

The schedule of annual retainers (the “Annual Retainers”) for the Non-Employee Directors is as follows:

Position	Amount
Base Board Retainer	$40,000
Chair of the Board or Lead Independent Director (in lieu of Base Board Retainer)	$70,000
Chair of Audit Committee	$15,000
Chair of Compensation Committee	$12,000
Chair of Nominating and Corporate Governance Committee	$10,000
Member of Audit Committee (non-Chair)	$7,500
Member of Compensation Committee (non-Chair)	$6,000
Member of Nominating and Corporate Governance Committee (non-Chair)	$5,000

For the avoidance of doubt, the Annual Retainers in the table above are additive, and a Non-Employee Director shall be eligible to earn an Annual Retainer for each position in which he or she serves; provided that a retainer paid to the Chair of the Board or the Lead Independent Director shall be in lieu of the Base Board Retainer. The Annual Retainers shall be earned on a quarterly basis based on a calendar quarter and shall be paid in cash by the Company in arrears not later than the fifteenth day following the end of each calendar quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable position, for an entire calendar quarter, the Annual Retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable. The Board may adopt a program that allows Non-Employee Directors to defer Annual Retainers.

Equity Compensation

Each Non-Employee Director shall be granted the equity awards described below, which equity awards shall be granted under and subject to the terms and provisions of the Company’s 2024 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Equity Plan”), and shall be subject to an equity award agreement in substantially the form previously approved by the Board for use under the Equity Plan. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of equity awards hereby are subject in all respects to the terms of the Equity Plan and the applicable equity award agreement.

A. Initial Awards. Each Non-Employee Director who is initially elected or appointed to the Board shall be automatically granted stock options to purchase 32,000 shares of the Company’s common stock under the Equity Plan on the date of such initial election or appointment. The awards described in this Section shall be referred to as “Initial Awards.”

B. Annual Awards. A Non-Employee Director who (i) is serving on the Board as of the date of any annual meeting of the Company’s stockholders , and (ii) will continue to serve as a Non-Employee Director immediately following such meeting, shall be automatically granted stock options to purchase 16,000 shares of the Company’s common stock under the Equity Plan on the date of such annual meeting. In addition, any Non-Employee Director who is serving as Chairperson of the Board shall be automatically granted additional stock options to purchase 8,000 shares of the Company’s Common stock under the Equity Plan on the date of such annual meeting, for a total award to the Chairperson of 24,000 shares. The awards described in this Section shall be referred to as “Annual Awards.” For the avoidance of doubt, a Non-Employee Director elected for the first time to the Board at an annual meeting of the Company’s stockholders shall only receive an Initial Award in connection with such election, and shall not receive any Annual Award on the date of such meeting as well. In addition, in the event of an adjournment or postponement of any annual meeting following the time such meeting commences, the date of the annual meeting for purposes of this clause (B) shall be the date on which the business to be conducted at the annual meeting is concluded.

Notwithstanding the foregoing, a Non-Employee Director shall have served as a Non-Employee Director for at least (6) months as of the date of any annual meeting to receive an Annual Award, unless otherwise determined by the Board; in which case, the Board may determine to grant such Non-Employee Director an Annual Award or a Prorated Annual Award (as defined below). “Prorated Annual Award” means the product determined by multiplying (i) the Annual Award, by (ii) a fraction, the numerator of which is equal to (x) 365 minus (y) the number of days that elapsed from the date of the annual meeting of the Company’s stockholders preceding the Non-Employee Director’s date of initial election or appointment to the date of such initial election or appointment, and the denominator of which is 365.

C. Terms of Awards Granted to Non-Employee Directors.

1. Vesting. Each Initial Award shall vest and become exercisable in substantially equal monthly installments over the three (3) years beginning on the date of the Non-Employee Director’s election or appointment to the Board, subject to the Non-Employee Director continuing in service on the Board through each such vesting date. Each Annual Award shall vest and/or become exercisable in substantially equal monthly installments over the twelve (12) months following the date of grant of such Annual Award (or, in the event the next annual meeting of the Company’s stockholders occurs prior to the first anniversary of the date of grant of such Annual Award, any remaining unvested portion of the Annual Award will vest on the date of such annual meeting of the Company’s stockholders), subject to the Non-Employee Director continuing in service on the Board through such vesting date.

2. Forfeiture. Unless the Board otherwise determines or as otherwise provided in this clause (2), any portion of an Initial Award or Annual Award which is unvested at the time of a Non-Employee Director’s termination of service on the Board as a Non-Employee Director shall be immediately forfeited upon such termination of service and shall not thereafter become vested. All of a Non-Employee Director’s Initial Awards and Annual Awards shall vest in full upon a Non-Employee Director’s Termination of Service by reason of death or Disability and immediately prior to the occurrence of a Change in Control (as defined in the Equity Plan), to the extent outstanding at such time.

3. Reimbursements. The Company shall reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in the performance of his or her duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.